                                                                     EXHIBIT 4.5


                               FOURTH AMENDMENT
                                      TO
                          LOAN AND SECURITY AGREEMENT



                                                               September 9, 1994


    VIA FAX
    -------
Forstmann & Company, Inc.
1185 Avenue of the Americas
New York, NY 10036
Attention:  Rod J. Peckham
(212) 642-6870

Gentlemen:

     Reference is hereby made to the Loan and Security Agreement dated as of December 27, 1991 between The CIT Group/Equipment Financing, Inc. ("CIT") and Forstmann & Company, Inc. ("Debtor"), as amended (collectively, the "Original
                                                                    ---------
Loan Agreement").  Pursuant to the provisions of the Original Loan Agreement,
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Debtor is required to maintain an Adjusted Leverage Ratio (as such term is defined in the Agreement) not exceeding 160%. Debtor has requested that CIT amend the covenant regarding Adjusted Leverage Ratio as described herein and CIT is willing to do so. All capitalized terms which are not otherwise defined herein, shall have the meaning set forth in the Original Loan Agreement.

     Accordingly, CIT and Debtor hereby agree that Section 5.5(c) of the Original Loan Agreement is hereby deleted in its entirety and the following substituted therefor:

     "Adjusted Leverage Ratio.  Debtor will not permit its Adjusted Leverage
      -----------------------
Ratio to exceed at any time the following limits during the respective periods indicated below:


     Fiscal Year or Other
     Fiscal Period                               Maximum Ratio
     --------------------                        -------------
     From the Closing Date of the
     Amendment through
     1/30/94                                          160%

     From 1/31/94 through
     and including 7/31/94                            170%

     From 8/1/94 through and
     including 10/30/94                               170%

     From 10/31/94 through and
     including 10/29/95                               145%

     From 10/30/95 through and
     including 11/3/96                                135%

     From 11/4/96 and continuing
     thereafter                                       120%"

     Debtor hereby represents and warrants that upon the effectiveness of this Fourth Amendment to Loan and Security Agreement, no Event of Default has occurred and is continuing, and all representations and warranties contained in the Original Loan Agreement are true and correct as of the date hereof.

     CIT and Debtor hereby agree that the foregoing amendment shall be effective retroactively for the period beginning August 1, 1994, and shall be deemed incorporated in the Original Loan Agreement. Other than specifically set forth herein, Debtor hereby ratifies and confirms the Original Loan Agreement and all instruments and agreements relating thereto, confirms that all of the Original Loan Agreement, as except as specifically amended hereby remain in full force and effect and confirms that the foregoing amendment is enforceable against Debtor in accordance with its terms, except to the extent the enforcement of the remedies may be limited under applicable bankruptcy and insolvency laws and by applicable equitable principles.

                                             Very truly yours,

                                             The CIT Group/Equipment
                                             Financing, Inc.


                                             By: /s/Katharine T. Sheffler
                                                 ---------------------------

                                             Title: Vice President
                                                    -----------------


ACCEPTED AND AGREED TO THIS
12th DAY OF SEPTEMBER, 1994

FORSTMANN & COMPANY, INC.

By: /s/ Rod J. Peckham
    ------------------

Title: Vice President and Treasurer
       ----------------------------